Sandra E. Peterson Retires from Dun & Bradstreet

Board of Directors After 13 Years of Service

SHORT HILLS, NJ – October 22, 2015 – Dun & Bradstreet (NYSE : DNB) today announced Sandra E. Peterson, Group World Chairman and Executive Committee Member, Johnson & Johnson, has retired from the company’s Board of Directors.

Sandi was appointed to Dun & Bradstreet’s Board of Directors in September 2002, and most recently held the positions of Chair of the Innovation & Technology Committee and member of the Compensation & Benefits Committee.

“Sandi has played such an integral role in developing, guiding and supporting Dun & Bradstreet for over a decade,” said Chris Coughlin, Chairman of the Board, Dun & Bradstreet. “With her deep knowledge and expertise in growing businesses, along with her strategic thinking, she uncovered new areas of opportunity as the business evolved, and helped set the company on a path to growth. As a friend and colleague, I’m sincerely thankful for her tremendous contributions.”

“We are deeply grateful to Sandi for her significant contributions and the energy she brought to Dun & Bradstreet over the last 13 years,” said Bob Carrigan, Chief Executive Officer, Dun & Bradstreet. “Sandi has been a terrific advisor and has provided tremendous support to me and my fellow executives, and we wish her every success in her future endeavors.”

About Dun & Bradstreet

Dun & Bradstreet (NYSE: DNB) grows the most valuable relationships in business. By uncovering truth and meaning from data, we connect customers with the prospects, suppliers, clients and partners that matter most, and have since 1841. Nearly ninety percent of the Fortune 500, and companies of every size around the world, rely on our data, insights and analytics. For more about Dun & Bradstreet, visit DNB.com. Twitter: @DnBus

Contacts:

Media

Deborah McBride

Dun & Bradstreet

973-921-5714

mcbrided@dnb.com

Investors

Kathy Guinnessey

Dun & Bradstreet

(973) 921-5892

Kathy.Guinnessey@dnb.com